Pricing Supplement Dated October 22, 2007	Rule 424 (b) (3)
(To Prospectus Dated January 19, 2006)	File No. 333-131150
GMAC LLC
Demand Notes — Floating Rate

Annual Yield:	6.00%
Effective Dates:	10-22-2007	through	10-28-2007